Exhibit 10.1

FINAL

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of June 15, 2023, between Charlie’s Holdings, Inc., a Nevada corporation (the “Company”), and Ryan Stump (the “Executive”).

1.	EMPLOYMENT DUTIES AND RESPONSIBILITIES

1.1.

Position and Title.  The Company hereby agrees to employ the Executive in the position described on Addendum A attached hereto and the Executive hereby accepts such position and agrees to serve the Company in such capacity during the term of this Agreement.

1.2.	Company Policies and Procedures. The Executive agrees to abide by all applicable policies and procedures of the Company.

1.3.

Attention.  During the term of this Agreement, excluding any periods of vacation, sick leave and disability to which Executive is entitled, Executive agrees (i) except as set forth on Schedule 1.3, to devote the primary portion of his productive time, ability and attention to the business of the Company during normal working hours and (ii) not to acquire, hold or retain, whether directly or indirectly, more than a five percent (5%) interest in any business competing with or similar in nature to the business of the Company or any of its Affiliates (as such term is defined below).  For purposes of this Agreement, “Affiliates” shall mean any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under the common control of, the Company.

2.	TERM OF EMPLOYMENT

2.1.	Effective Date. The Effective Date of this Agreement shall be the date set forth on Addendum A attached hereto.

2.2.

Term.  The initial term of this Agreement shall be set forth on Addendum A hereto. Unless either party provides written notice of non-renewal to the other party not less than 90 days prior to the end of the then effective term, this Agreement shall automatically extend for an additional one-year period. Notwithstanding anything to the contrary in this Agreement (including Addendum A hereto), an election by the Company to not renew this Agreement shall not be considered a termination of this Agreement that entitles the Executive to severance.

3.	COMPENSATION

3.1.

Base Salary.  The Company shall pay to Executive, and Executive shall accept from the Company, an annual base salary in the amount set forth on Addendum A attached hereto (the “Base Salary”), payable on the Company’s standard pay schedule.  Executive’s Base Salary may not be decreased at any time during this Agreement without the express written consent of the Executive.  The Base Salary may be increased from time to time in such other amounts as the Board of Directors of the Company may determine from time to time.

3.2.

Incentive Compensation/Bonus.  Executive shall be eligible to receive an annual cash bonus (“Annual Bonus”) based upon satisfactory achievement of personal performance objectives and business performance objectives (collectively “Key Performance Objectives”) as shall be determined by the Board of Directors of the Company each year. The Annual Bonus shall be payable to the Executive on or before March 15th of the immediately following calendar year. In order to be eligible for an Annual Bonus, the Executive shall be actively employed on the last business day of the applicable calendar year. (For the avoidance of doubt, if the effective date of termination of the Executive’s employment with the Company occurs after the last business day of the applicable calendar year but before the payment of the Annual Bonus, the Company shall continue to be obligated to pay the Executive the full amount of the Annual Bonus which has been earned by the Executive as of the end of such calendar year.)

3.3.

Equity Compensation.  During the term of this Agreement, Executive will be eligible for equity awards as may be awarded by the Board of Directors of the Company, from time to time, subject to the terms of the Company’s equity incentive plan or any similar plan or agreement that shall be implemented.

3.4.

Expenses.  Executive shall be entitled to reimbursement of business expenses that are incurred in the furtherance of Company business and are consistent with the Company’s policies for such expense reimbursement.

3.5.	Benefits.

3.5.1.

Executive shall be eligible to receive health insurance (family coverage), dental insurance (family coverage), retirement, paid time-off and other fringe benefits as are provided to similarly situated executives of the Company.  Such benefits may be amended, from time to time, but they will always be at least commensurate with those provided to other senior corporate officers of the Company.

3.5.2.	Company will also provide (or reimburse) Executive for life insurance in the amount of two times the initial Base Salary under this Agreement.

3.6.

Equipment.  If deemed necessary by the Company, the Executive will be provided with use of a laptop computer, printer and any other necessary office equipment in order that the Executive may conduct business and/or remain in contact with the office or with employees while the Executive is stationed at his principal place of employment or is otherwise travelling away from the office.

3.7.	Parachute Payments.

3.7.1.

If any of the payments made or required to be made pursuant to the terms of this Agreement, including any payments made with respect to the Executive’s termination of employment for any reason or any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise (all such payments collectively referred to herein as the “280G Payments”), constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Executive shall receive the greatest of the following, whichever gives the Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes):

(a) the 280G Payments, or

(b) one dollar less than the amount of the 280G Payments that would subject the Executive to the Excise Tax (the “Safe Harbor Amount”).

If a reduction in the 280G Payments is necessary so that the 280G Payments equal the Safe Harbor Amount, then the 280G Payments to be reduced will be determined in a manner which has the least economic cost to the Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to the Executive, until the reduction is achieved.

3.7.2.

All calculations and determinations under this Section 3.7 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 3.7, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 3.7. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

3.8.

Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

3.9.

D&O Insurance. The Company obtain and continue for as long as Executive is employed by the Company, Directors and Officers insurance coverage (“D & O Insurance”), at levels no less than what the Board of Directors of the Company, acting in good faith, deems reasonable for the Company.

3.10.

Indemnification. To the extent permitted by applicable law, during the Term and thereafter, the Company shall indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to (i) the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with any affiliate of the Company or other entity at the Company’s request, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses, including litigation costs and attorneys’ fees, upon written request with appropriate documentation of such expense or (ii) any claims made against the Executive related to this Agreement (but excluding any claims made by the Company, its affiliates or any successor to the Company and excluding any claims made by the Executive or his heirs against the Company or any of its affiliates or agents). During the Term and thereafter, the Company also shall provide the Executive with coverage under its then current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. The Company shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith consultation with legal counsel determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Executive which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense. This Section 14 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement. Notwithstanding the foregoing, this Section 3.10 shall not eliminate or limit the liability of the Executive for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

3.11.

Accrued Bonus. The Company acknowledges that it owes Executive $397,000 (the “Accrued Bonus”) for 2019. The Company further acknowledges that the Accrued Bonus shall payable to the Executive upon the Termination of this Agreement; provided, however, that the Board of Directors shall, acting reasonably and in good faith, review this Accrued Bonus from time to time and shall make payments on the Accrued Bonus as the Company’s financial situation permits. The Accrued Bonus shall payable in addition to all other amounts owed hereunder and shall be excluded from any calculation of the 280G Payments.

4.	TERMINATION OF EMPLOYMENT

Executive’s employment with the Company may be terminated, prior to the expiration of any term of this Agreement in accordance with any of the following provisions:

4.1.	Termination By Executive Without Good Reason.

4.1.1.	The Executive may terminate employment at any time during the course of this Agreement by giving thirty (30) days' notice in writing to the Chief Executive Officer of the Company.

During the notice period, Executive must fulfill all Executive’s duties and responsibilities set forth above. Executive's salary and benefits will remain unchanged during the 30-day notification period.  The Company, at its option, may relieve Executive of all Executive’s duties and responsibilities at any time during the notice period, but will, in such instance, be required to continue to maintain Executive’s pay and benefits through the remainder of the 30-day notice period.

4.1.2.

In the event of a termination by Executive Without Good Reason, Executive shall be entitled to receive only that Base Salary earned on or before the Executive’s last day of active service and other post-employment benefits required by law or under Company policy.  Under this section, Executive shall not be entitled to receive any portion of Executive’s Annual Bonus for the calendar year in which the termination occurs but shall receive any accrued and unpaid Annual Bonus for any calendar year fully completed prior to the date of termination.

4.2.	Termination By The Company Without Cause.

4.2.1.

The Company may terminate Executive’s employment without cause at any time during the term of this Agreement by giving the Executive thirty (30) days’ notice of such termination, during which period Executive will continue to receive the compensation and benefits to which Executive would normally be entitled under the terms of this Agreement.

During the notice period, Executive must fulfill all of Executive’s duties and responsibilities. Notwithstanding the foregoing, the Company, at its option, may instruct Executive during such period not to undertake any active duties on behalf of the Company, but will, in such instance, be required to continue to maintain Executive’s pay and benefits through the remainder of the 30-day notice period.

4.2.2.	In the event the Company terminates this Agreement under this Section 4.2, Executive shall be entitled to the severance benefits as conditioned and described in Section 4.6.

4.3.	Termination By The Company For Cause.

4.3.1.	The Company may, at any time and without notice (except as required below), terminate the Executive for “cause.”

4.3.2.

Termination by the Company of the Executive for “cause” shall be limited to termination based on any of the following grounds:  (a) fraud, misappropriation, embezzlement or acts of similar dishonesty; (b) conviction of a felony crime; (c) intentional and willful misconduct that subjects the Company to criminal liability; (d) breach of the Executive’s duty of loyalty to the Company or diversion or usurpation of corporate opportunities properly belonging to the Company; (e) material breach of this Agreement and/or any other agreement entered into between the Company and the Executive; and/or (f) willful and/or continued failure to satisfactorily perform the duties of Executive’s position; provided, however, that Executive shall not be terminated for cause under subsection (e) or (f) above unless the Company first has provided Executive with written notice that the Company considers the Executive to be in violation of Executive’s obligations under those subsections and Executive fails, within thirty (30) days of such notice, to cure the conduct that has given rise to the notice.

4.3.3.

In the event of a termination by the Company for Cause, Executive shall be entitled to receive only that Base Salary earned on or before the Executive’s last day of active service and other post-employment benefits required by law or under Company policy.  Under this section, Executive shall not be entitled to receive any portion of Executive’s Annual Bonus for the calendar year in which the termination occurs but shall receive any accrued and unpaid Annual Bonus for any calendar year fully completed prior to the date of termination.

4.4.	Termination by the Executive For Good Reason.

4.4.1.	This Agreement may be terminated by the Executive upon notice to the Company of any event constituting "Good Reason" as defined herein.

4.4.2.

As used herein, the term "Good Reason" means the occurrence of any of the following, without the prior written consent of the Executive: (i) the failure of the Company to pay Executive’s compensation in accordance with this Agreement; (ii) a change in the location of the Executive's principal place of employment, without his consent, to a location more than twenty-five (25) miles from the Executive’s current principal place of employment; (iii) a material change in job title, reporting, and/or duties of Executive; and/or (iv) a material breach of any provision in this Agreement.

4.4.3.	In the event Executive terminates this Agreement under this Section 4.4, Executive shall be entitled to the severance benefits as conditioned and described in Section 4.6.

4.5.	Termination By Death Or Disability.

4.5.1.

The Executive’s employment and rights to compensation under this Employment Agreement shall terminate if the Executive is unable to perform the duties of Executive’s position due to death or disability; and the Executive, or the Executive’s heirs, beneficiaries, successors, or assigns, shall be entitled to receive any compensation fully earned prior to the date of the Executive’s last day of active employment prior to such death or incapacitation due to disability and shall not be entitled to any other compensation or benefits, except: (a) to the extent specifically provided in this Employment Agreement; (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which Executive is covered provide a benefit to the Executive or to the Executive’s heirs, beneficiaries, successors, or assigns.

4.5.2.

For purpose of this agreement, “disability” shall be defined as the Executive’s failure, due to a mental or physical condition, to perform the essential functions of Executive’s position for more than 120 days in any 365 day period.

4.5.3.

In the event Executive’s employment is terminated due to his death or disability as provided for in this Section 4.5, Executive (or, in the case of the Executive’s death, the Executive’s beneficiary) shall be entitled to the severance benefits as conditioned and described in Section 4.6.2.

4.6.	Severance Benefits.

4.6.1.

Provided that, the Executive executes and delivers to the Company a general release of claims in the Company’s standard form (the “Release”) within 60 days following the effective date of termination (which Release will be delivered by the Company to the Executive no later than 5 days following the effective date of the termination of the Executive’s employment) and the Executive does not revoke the Release within the period of time permitted by the Release, then, effective with the first pay period occurring on or after the 61st day following the effective date of the Executive's termination of employment, Company shall pay to the Executive an amount equal to one year of the Executive’s Base Salary then in effect (the “Severance Benefit”) payable over a one-year period on the Company’s standard pay schedule.  In addition, provided the Executive executes the Release, the Company shall, for twelve (12) months following such termination, (i) reimburse the Executive for his reasonable costs of medical and dental coverage (if any) as provided under COBRA, (ii) reimburse the Executive for his reasonable costs incurred in maintaining his life and disability coverage (if any), and (iii) reimburse the Executive for all other benefits granted to the Executive in this Agreement, each at levels substantially equivalent to those provided by the Company to the Executive immediately prior to the termination of his employment (including such other benefits as shall be provided to senior corporate officers of the Company in lieu of such benefits from time to time during the twelve (12) month payment period), on the same basis, including the Company’s payment of premiums and contributions, as such benefits are provided to other senior corporate officers of the Company or were provided to the Executive prior to the termination. Reimbursements of expenses which provide for nonqualified deferred compensation under Internal Revenue Code Section 409A, if any, shall not be paid before six (6) months and one day after the Executive’s date of termination of employment. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year. Reimbursements shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The right to reimbursement hereunder is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, however, if as of the effective date of termination, the Executive constitutes a “specified employee” (as such term is defined under Section 409A of the Code (hereinafter “Section 409A”)), the Company shall instead pay the Severance Benefit to Executive in one lump sum payment on the date that is six (6) months and one (1) day following the effective date of the termination of the Executive's employment.  Payment of the Severance Benefit will in all cases be subject to all applicable withholding. Apart from any severance benefit, Executive shall receive any accrued and unpaid Annual Bonus for the calendar year fully completed prior to the date of Executive’s termination. Under this section, Executive shall not be entitled to receive any portion of Executive’s Annual Bonus for the calendar year in which the termination occurs. For avoidance of doubt, in the event the Executive does not execute the Release, the Executive shall be free to pursue any claim of wrongful termination or other claim available to him.

4.6.2.

Notwithstanding any provisions now or hereafter existing under the Company’s Equity Incentive Plan or any other stock option plan or restricted share plan of the Company or any entity which directly or indirectly controls the Company, in the event of a Termination of Executive’s employment with the Company by Death or Disability, Termination by Executive of his employment with the Company for Good Reason, or Termination of Executive’s employment with the Company without Cause, all restricted shares and/or stock options previously awarded to Executive under the Company’s Equity Incentive Plan and/or any other agreement between the Company (or any entity which directly or indirectly controls the Company) shall immediately fully vest and no longer be subject to forfeiture.

4.7.

Change in Control. In the event of a Change in Control (as defined in the Company’s 2019 Omnibus Incentive Plan), notwithstanding any provisions now or hereafter existing under the Company’s Equity Incentive Plan or any other stock option plan or restricted share plan of the Company or any entity which directly or indirectly controls the Company, in the event of a Change in Control (as defined in the Company’s 2019 Omnibus Incentive Plan), all equity awards previously provided to the Executive shall immediately fully vest and no longer be subject to forfeiture as of the date of such Change in Control.

4.8

Resignation of Offices. Promptly following the termination of Executive’s employment with the Company for any reason other than his death, Executive shall promptly deliver to the Company reasonably satisfactory evidence of Executive’s resignation from all positions that Executive may then hold as an employee, officer of the Company or any Affiliate as a condition to the receipt of any severance payment in this Section 4. Executive shall not be required to resign as a director of the Company.

5.	CONFIDENTIALITY AND NONDISCLOSURE

5.1.

Non-Disclosure of Confidential Information.  Executive recognizes that Executive’s position with Company is one of the highest trust and confidence and that Executive will have access to and contact with the trade secrets and confidential and proprietary business information of Company.  Executive agrees that Executive shall not, while employed by Company or thereafter, directly or indirectly, use for Executive’s own benefit or for the benefit of another, or disclose to another any trade secret or Confidential Information (as defined below) of the Company, except such use or disclosure is required in the discharge of Executive’s duties and obligations on behalf of the Company.

5.2.

Definition of “Confidential Information.” For purposes of this Agreement, “Confidential Information” shall include proprietary or sensitive information, materials, knowledge, data or other information of the Company not generally known or available to the public relating to (a) the services, products, licensing information and contracts, customer lists, business plans, marketing plans, pricing strategies, or similar confidential information of the Company, including but not limited to the Company’s trade secrets, Intellectual Property, systems, procedures, manuals, cost and pricing information, solicitations, proposals, bids, contracts, confidential reports and work product prepared in connection with projects and contracts, supporting information for any of the above items, the identities and records of licensing agencies and offices and contacts, contractors and contacts, with whom the Company has done business or is seeking to do business, the identities and records of vendors and suppliers of personnel, material and/or raw materials, all accounting and financial information, business plans and budgets, and all other information pertaining to the business activities and affairs of the Company of every nature and type; (b) the business of any Company customer, including without limitation, knowledge of the customer’s current business or staffing needs; and (c) the identities and records of current or former employees of the Company or potential hires and their compensation arrangements with the Company. Notwithstanding the foregoing, Confidential Information shall not include any information that was lawfully in the Executive’s possession prior to the Effective Date and not obtained in the connection with the Executive’s commencement of employment with the Company; or (y) constitutes industry knowledge or is generally available, or is made generally available, to the public other than as a result of a direct or indirect disclosure by the Executive.

5.3.

Return of Materials and Equipment.  Executive further agrees that all memoranda, notes, computer files, records, drawings, or other documents, in any format, made or compiled by Executive or made available to Executive while employed by Company concerning any Company activity shall be the property of Company and shall be delivered to Company upon termination of Executive's employment or at any other time upon request.  Executive also agrees to return to the Company and not retain any equipment, including laptop computers, and other materials belonging to the Company on or before Executive’s last day of active employment with Company.

5.4.	Disclosure and Assignment to Company of Inventions and Innovations.

5.4.1.

Executive agrees to disclose and assign to the Company as the Company’s exclusive property, all inventions and technical or business innovations, including but not limited to all patentable and copyrightable subject matter (collectively, the “Innovations”) developed, authored or conceived by Executive solely or jointly with others during the period of Executive’s employment, including during Executive’s employment prior to the date of this Agreement, (1) that are strictly along the lines of the business, work or investigations of the Company to which Executive’s employment relates or as to which Executive may receive information due to Executive’s employment with the Company, or (2) that result from or are suggested by any work which Executive may do for the Company or (3) that are otherwise made through the use of Company time, facilities or materials. To the extent any of the Innovations is copyrightable, each such Innovation shall be considered a “work for hire.”

5.4.2.

Executive agrees to execute all necessary papers and otherwise provide proper assistance (at the Company’s expense), during and subsequent to Executive’s employment, to enable the Company to obtain for itself or its nominees, all right, title, and interest in and to patents, copyrights, trademarks or other legal protection for such Innovations in any and all countries.

5.4.3.	Executive agrees to make and maintain for the Company adequate and current written records of all such Innovations.

5.4.4.

Upon any termination of Executive’s employment or expiration of this Agreement, Executive agrees to deliver to the Company promptly all items which belong to the Company or which by their nature are for the use of Company employees only, including, without limitation, all written and other materials which are of a secret or confidential nature relating to the business of the Company.

5.4.5.

In the event the Company is unable for any reason whatsoever to secure Executive’s signature to any lawful and necessary documents required, including those necessary for the assignment of, application for, or prosecution of any United States or foreign application for letters patent or copyright for any Innovation, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the assignment, prosecution, and issuance of letters patent or registration of copyright thereon with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive may now have or may hereafter have for infringement of any patent or copyright resulting from any such application.

5.4.6.	Section 5.4 shall not apply to items on Schedule 1.3, except for items established under Section 5.4.

6.	RESTRICTIVE COVENANTS

Executive acknowledges that Executive’s services to be rendered hereunder are of a special and unusual character, which have a unique value to the Company and that the Company will be investing time, effort, and expense in Executive.  In view of the unique value to the Company of the services of the Executive for which the Company has contracted hereunder, the investments by the Company in the Executive, and as a material inducement for the Company to enter into this Agreement and to pay to the Executive the compensation provided hereunder (including, if applicable, the severance payments referred to in Section 4.6 above), Executive covenants and agrees as follows:

6.1.	Definitions. The following definitions shall be applicable to each of the covenants set forth in this section.

6.1.1.

Definition of “Same or Substantially Similar Services.”  As used herein, “Same or Substantially Similar Services” means services, including without limitation the provision of goods and/or services that are identical or substantially similar, in whole or in part, to goods and/or services (i) which were provided by Executive while Executive was employed with the Company; (ii) which were provided by employees or contractors whom Executive was directly or indirectly managing while Executive was employed with the Company; or (iii) which were the subject of proposals or contracts with which Executive was involved while employed with the Company.

6.1.2.

Definition of “Customer.” As used herein, “Customer” is defined as any person or entity, including without limitation a Government Agency, to whom Executive, directly or indirectly (e.g., the end user of the services if the Company is a subcontractor), provided services while employed with the Company or with whom Executive interacted on behalf of the Company at any time during Executive’s employment with Company.

6.1.3.

Definition of “Prospective Customer.” As used herein, “Prospective Customer” shall mean any person or entity, including without limitation a Government Agency, whom the Executive, at any time during the twelve (12) month period preceding the termination of Executive’s employment, was involved in soliciting or making a proposal to, on behalf of the Company, for the provision of services.

6.1.4.

Definition of  “Intellectual Property.”  As used herein, “Intellectual Property” shall mean any and all concepts, trademarks, improvements, designs, innovations, data, processes, software, works of authorship, know-how, ideas, inventions, developments, formulas, or discoveries, (whether patentable or not) directly or indirectly related to the Company (i) conceived or made by Executive, either alone or with others, while employed by the Company, (ii) conceived or made by Executive, either alone or with others, with the use of Confidential Information, and/or (iii) conceived or made by Executive, either alone or with others, within one (1) year after the Executive’s last day of active service unless conclusively proven by Executive to have been first conceived or made by Executive after Executive’s last day of active service without reference to any Confidential Information.

6.2.	Covenants

6.2.1.

Non-Competition with Customers, Prospective Customers and Competitors.  During Executive's employment by the Company and for a period of twelve (12) months after Executive ceases to be employed by the Company, then Executive will not (except on behalf of the Company), directly or indirectly, as either an employee, contractor, or consultant, whether personally or through another entity, provide or offer to provide any goods or services to any entity engaged in the United States in the making, offering, marketing, distributing and/or selling of products that are the Same or Substantially Similar to those offered by the Company to any Customer or Prospective Customer.  Executive specifically recognizes and agrees that the restrictions set forth in this subsection are reasonable.

6.2.2.

Non-Interference With Customers or Prospective Customers.  Executive further agrees that, for the term of Executive’s employment and for a period of twelve (12) months after Executive ceases to be employed by the Company, the Executive shall not undertake to interfere with the Company’s relationship with any Customer, Prospective Customer, supplier, distributer, and/or manufacturer.  This means that Executive shall refrain: (i) from making disparaging comments about the Company or its management or employees to any Customer or Prospective Customer; (ii) from attempting to persuade any Customer, Prospective Customer, supplier, distributer, and/or manufacturer to cease or reduce doing business with the Company; (iii) from soliciting any Customer, Prospective Customer, supplier, distributer, and/or manufacturer for the purpose of providing services competitive with the Company Business; or (iv) from assisting any person or entity in doing any of the foregoing. This Section 6.2.3 shall not apply to any general advertisements not directed at specific customers of the Company.

6.2.3.

Non-Solicitation and Non-Hiring of Employees.  Executive agrees that, for the term of Executive’s employment and for a period of twelve (12) months after Executive ceases to be employed by the Company, the Executive shall not, directly or indirectly, as an employee, consultant, contractor, principal, agent, or owner, on Executive’s own behalf or the behalf of another person or entity: (i) induce or attempt to induce any person employed by the Company to leave their employment with the Company; or (ii) hire or employ, or attempt to hire or employ, any person employed by the Company at the time of such hire.  The foregoing restriction also shall apply with respect to any person who was an employee, consultant or subcontractor of the Company at the time of, or during the six (6) months preceding, the Executive’s termination from the Company.  This provision shall not limit the scope or the enforceability of the confidentiality restriction prohibiting the use or disclosure of any information pertaining to current or former employees of the Company or potential hires that was obtained in any manner during the period of Executive’s employment with the Company. This Section 6.2.3 shall not apply to any general advertisements not directed at employees of the Company.

6.3.	Enforcement and Remedies

6.3.1.

Reasonableness of Restrictions.  Executive has carefully read and considered the provisions of this Section 6 and, having done so, agrees that the restrictions set forth in such provisions (including, but not limited to, the time period of the restrictions) are fair and reasonable and are reasonably required for the protection of the interests of the Company, its shareholders, directors, officers, and employees.

6.3.2.

Severability and Reformation.  In the event that, notwithstanding the foregoing, any portions of this Section 6 hereof shall be held to be invalid or unenforceable, the remaining portions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions had not been included therein.  In the event that any provision of this Section 6 shall be declared by a court of competent jurisdiction to be invalid due to overly broad, the parties do hereby authorize the court to reform the offending provision so as to make it enforceable.

6.3.3.	Successors. Executive specifically acknowledges and agrees that these covenants contained in this Section 6 shall be enforceable by any successor to the Company.

6.4	Exclusions. Section 6.2.1 shall not apply to items on Schedule 1.3.

7.	GENERAL PROVISIONS.

7.1.

Notices.  All notices and other communications required or permitted by this Agreement to be delivered by the Company or Executive to the other party shall be delivered in writing, either personally or by certified or express mail, return receipt requested, postage prepaid, respectively, to the attention of the Chief Executive Officer at the headquarters of the Company, or to the address of record of the Executive on file at the Company.  If notice is sent by certified mail, it shall be deemed given and effective on the fifth day after it was deposited in the mail.

7.2.

Amendments: Entire Agreement.  This Agreement may not be amended or modified except by a writing executed by all of the parties hereto.  This Agreement, including any addenda hereto, constitutes the entire agreement between Executive and the Company relating in any way to the employment of Executive by the Company, and, except as specifically set forth herein, supersedes all prior discussions, understandings and employment agreements between them with respect thereto.

7.3.

Successors and Assigns.  This Agreement is personal to Executive and shall not be assignable by Executive.  The Company will assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which the Company is a party or (b) any corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time.  All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

7.4.

Severability: Provisions Subject to Applicable Law.  All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law.  If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

7.5.

Waiver of Rights.  No waiver or deferment by the Company or Executive of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind and can be cancelled at any time.

7.6.

Definitions, Headings, and Number.  A term defined in any part of this Agreement shall have the defined meaning wherever such term is used herein.  The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Employment Agreement.  In construing this Agreement, feminine or neuter pronouns shall be substituted for those masculine in form, and vice versa, and plural terms shall be substituted for singular and singular for plural, in any place where the context so requires.

7.7.

Governing Law.  This Agreement and the parties' performance hereunder shall be governed by and interpreted under the laws of the State of California.  Executive agrees to submit to the jurisdiction of the courts of the State of California, and that venue for any action arising out of this Agreement or the parties' performance hereunder shall be in a court of competent jurisdiction located in or serving the State of California.

7.8.

409A Savings Clause. Any payments under this Agreement that may be excluded from Section 409A of the Code and all regulations and guidance related thereto (hereinafter “Section 409A”) either as separation pay due to an involuntary separation from service or as a short term deferral shall be excluded to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payment to be made to the Executive upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. All provisions of this Agreement shall, to the maximum extent possible, be construed and interpreted in a manner which will cause such provisions to be implemented in a manner which complies with the applicable requirements of Section 409A and the regulations promulgated thereunder so as to avoid subjecting the Executive to tax under Section 409A. The parties agree to amend this Agreement to the extent necessary to ensure that it is at all times in compliance with Section 409A. In no event, however, will the Company reimburse the Executive for any taxes or penalties that may be imposed on the Executive as a result of Section 409A.

7.9.

Attorneys’ Fees.  In the event of a dispute arising out of the interpretation or enforcement of this Agreement, if the Executive shall prevail, the Company shall pay his reasonable attorneys' fees and costs.

7.10.

Construction and Interpretation.  This Agreement has been discussed and negotiated by, all parties hereto and their counsel and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

[Signatures follow]

IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Agreement as of the date first written above.

EXECUTIVE:	CHARLIE’S HOLDINGS, INC.

/s/ Ryan Stump	By:	/s/ Henry Sicignano, III
Ryan Stump	Henry Sicignano, III
President

ADDENDUM A

A.	Effective Date: June 15, 2023.

B.	Executive’s principal place of employment shall be the Company’s principal executive offices located at 1007 Brioso Drive, Costa Mesa, CA 92627.

C.	Executive’s title for purposes of the Agreement shall be Chief Operating Officer; Executive shall report to the Board of Directors.

D.	The initial term of the Agreement is for a period of two (2) years from the Effective Date.

E.	Executive’s initial Base Salary for purposes of the Agreement shall be $300,000.00.

F.	In addition to the Company’s eight paid “national holidays”, Executive will be eligible for four weeks (20 business days) paid vacation time in addition to five sick/personal days per year.

EXECUTIVE:	CHARLIE’S HOLDINGS, INC.

By:
Ryan Stump	Henry Sicignano, III
President

SCHEDULE 1.3

1. Substance Abuse and Behavioral Healthcare Industry:

Buckeye Recovery Network- Co-Founder

The Ohio House- Co-Founder

The Chadwick House- Co-Founder

Principio, Inc.- Board Member

2. Hemp-Derived CPG Industry:

Don Polly, LLC- Owner/Operator

3. Business-related activity-

Ryan Stump, Brandon Stump, and Keith Stump own CHUC's Brioso Dr. headquarter address.

EXHIBIT A

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. YOU MAY NOT SIGN IT UNTIL ON OR AFTER YOUR LAST DAY OF WORK. IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED IN WRITING TO THE COMPANY. YOU MAY WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

GENERAL RELEASE AND WAIVER

In consideration for the benefits that I will receive under the attached Employment Agreement, I, and any person acting by, through, or under me hereby release Charlie’s Holdings, Inc., a Nevada corporation, its current and former agents, subsidiaries, affiliates, employees, officers, stockholders, successors, and assigns (“CHUC”) from any and all claims arising out of my employment or the termination thereof. This General Release and Waiver is to be broadly construed to encompass all claims of any kind or character whatsoever, whether known or unknown, based upon any matter occurring prior to my execution of this General Release and Waiver and including, but without limiting the generality of the foregoing, any and all claims under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Family and Medical Leave Act (“FMLA”) and any other federal, state or local constitution, statute, regulation, or ordinance, and any and all common law claims including, but not limited to, claims for wrongful or retaliatory discharge, intentional infliction of emotional distress, negligence, defamation, invasion of privacy, and breach of contract. This General Release and Waiver does not apply to any claims or rights that may arise after the date that I signed this General Release and Waiver. I understand that CHUC is not admitting to any violation of my rights or any duty or obligation owed to me.

Excluded from this General Release and Waiver are any claims which cannot be waived by law, including but not limited to (1) the right to file a charge with or participate in an investigation conducted by certain government agencies, and (2) any rights or claims to benefits accrued under benefit plans maintained by CHUC pursuant to ERISA. I do, however, waive my right to any monetary recovery should any agency or other third party pursue any claims on my behalf. I represent and warrant that I have not filed any complaint, charge, or lawsuit against CHUC with any governmental agency and/or any court.

In addition, notwithstanding anything to the contrary in this General Release and Waiver, the undersigned does not release or waive his right to indemnification (and related rights) under Section 3.10 of the Employment Agreement and/or such rights to indemnification (and related rights) set forth in the Company’s Articles of Incorporation and Bylaws, as amended or his claims for his Accrued Bonus under Section 3.11 of the Employment Agreement.

I have read this General Release and Waiver and I understand its legal and binding effect. I am acting voluntarily and of my own free will in executing this General Release and Waiver.

I have had the opportunity to seek, and I was advised in writing to seek, legal counsel prior to signing this General Release and Waiver.

I was given at least twenty-one (21) days to consider signing this General Release and Waiver. Any immaterial modification of this General Release and Waiver does not restart the twenty-one (21) day consideration period.

I understand that, if I sign the General Release and Waiver, I can change my mind and revoke it within seven (7) days after signing it by notifying the CFO of CHUC in writing at its principal executive officers. I understand that this General Release and Waiver will not be effective until after this seven (7) day revocation period has expired.

Date:	Signed by:

Witness by: